Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees, as of May 24, 2011, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Tengion, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

RA CAPITAL HEALTHCARE FUND, L.P. By: RA Capital Management, LLC General Partner

By:	/s/ Peter Kolchinsky
Peter Kolchinsky
Manager

RA CAPITAL MANAGEMENT, LLC

By:	/s/ Peter Kolchinsky
Peter Kolchinsky Manager

PETER KOLCHINSKY

/s/ Peter Kolchinsky